Exhibit 99.1

BiomX Reports First Quarter 2021 Financial Results and Provides Business Updates

-	Company announces completion of enrollment for Phase 2 cosmetic clinical study of BX001 for acne-prone skin with results from 8-week treatment period expected in Q3 2021

-	BiomX continues to anticipate clinical trial readouts in up to 4 different therapeutic indications by mid-2022

-	Company will host a conference call and webcast today at 8:00 am ET

NESS ZIONA, Israel -- May 24, 2021 -- BiomX Inc. (NYSE American: PHGE) (“BiomX” or the “Company”), a clinical-stage microbiome company advancing novel natural and engineered phage therapies that target specific pathogenic bacteria, today reported financial results and provided business updates for the first quarter ended March 31, 2021.

“We are off to a strong start in 2021 and are well-positioned to continue making solid progress throughout our entire pipeline of novel phage therapies with the potential to make a significant impact in the microbiome space. Within the next 14 months, we will have clinical readouts in four distinct indications and remain committed to advancing our phage therapies that have the potential to restore health to the microbiome and in turn, provide safe and effective treatments to patients in need,” said Jonathon Solomon, Chief Executive Officer of BiomX. “In March, we initiated a Phase 2 cosmetic clinical study of BX001 for acne-prone skin and today we are announcing completion of enrollment for 140 patients with results at the 8- and 12-week treatment periods expected in the third and fourth quarters of 2021, respectively. Importantly, in the first quarter we also announced positive safety and tolerability results from the Phase 1a study of BX002 for Inflammatory Bowel Disease, which met its objective of delivering high concentrations of viable phage to the gastrointestinal tract. With these promising results in hand, we are advancing to a Phase 1b/2a study of BX003 for Inflammatory Bowel Disease and Primary Sclerosing Cholangitis to evaluate the reduction of target bacteria, Klebsiella pneumoniae, with data expected in the second quarter of 2022.”

Mr. Solomon added, “Based on ongoing conversations and recommendations from the cystic fibrosis Therapeutic Development Network, we are modifying our Phase 2 trial design in cystic fibrosis to a Phase 1b/2a trial design comprised of two parts. Results from Part 1 and Part 2 are expected in the first and second quarters of 2022, respectively. We are pleased that Dr. David Nichols, M.D., an experienced cystic fibrosis clinical investigator and clinician, will be assisting us with this trial as the academic principal investigator through the Therapeutic Development Network.”

RECENT HIGHLIGHTS AND KEY UPCOMING MILESTONES

Acne-Prone Skin (BX001)

•	In March 2021, BiomX dosed the first subject in a Phase 2 cosmetic clinical study of BX001 and today announced completion of enrollment for this study. BX001 is a topical gel that includes a combination of naturally occurring phage that specifically target Cutibacterium acnes. The study will evaluate reduction in Cutibacterium acnes burden as well as improvement in the appearance of acne-prone skin in 140 subjects with mild-to-moderate acne vulgaris. The trial is a 12-week randomized, single center, double-blind, placebo-controlled study, and is on track for results to be reported following the 8- and 12-week treatment periods in the third and fourth quarters of 2021, respectively.

Inflammatory Bowel Disease (“IBD”) and Primary Sclerosing Cholangitis (“PSC”) (BX003)

•	In February 2021, BiomX announced positive Phase 1a pharmacokinetic data of BX002 designed to target Klebsiella pneumoniae, a bacteria linked to the pathogenesis of IBD and PSC. The results showed that orally administered BX002 was safe, well-tolerated and met its key objective of delivering viable phage at high concentrations of approximately 10[10] plaque forming units to the gastrointestinal tract as measured in all stool samples of treated subjects.

•	Based on the promising results from the Phase 1a trial of BX002, BiomX plans to initiate a Phase 1b/2a study to evaluate the safety, tolerability, and efficacy of BX003 amongst 60 subjects. Results are expected in the second quarter of 2022. The goal of this study is to demonstrate reduction of target bacteria Klebsiella pneumoniae, as measured in stool of target bacteria carriers. BiomX previously consolidated its IBD and PSC programs to develop one product candidate, BX003, with a broad host range for both indications.

•	BiomX is hosting a Key Opinion Leader (“KOL”) webinar on May 26th at 8:00 am ET with a focus on BX003, the Company’s microbiome-based therapeutic, for IBD. The event will feature KOL, Ryan Balfour Sartor, M.D., who will discuss the IBD treatment landscape as well as the unmet medical need for these patients. Dr. Sartor will be joined by BiomX management, who will provide updates on the BX003 program for IBD and PSC.

Cystic Fibrosis (“CF”) (BX004)

•	In March 2021, BiomX announced the selection of phage cocktail candidate, BX004, for chronic respiratory infections caused by Pseudomonas aeruginosa, a main contributor to morbidity and mortality in patients with CF.

•	BiomX is updating its Phase 2 proof-of-concept study design and timelines to a Phase 1b/2a trial comprised of two parts in CF patients with chronic respiratory infections caused by Pseudomonas aeruginosa. Part 1 results are expected in the first quarter of 2022 and will evaluate the safety, pharmacokinetics and microbiologic/clinical activity of BX004 in eight CF patients in a single ascending dose and multiple ascending dose design. Part 2 of the Phase 1b/2a trial will evaluate the safety and efficacy of BX004 in 21 CF patients randomized to a treatment or placebo cohort in a 2:1 ratio. Results from Part 2 are expected by the second quarter of 2022.

Atopic Dermatitis (BX005)

•	In March 2021, BiomX announced the selection of a phage cocktail candidate, BX005, aimed to target Staphylococcus aureus, a bacterium associated with the development and exacerbation of inflammation in patients with atopic dermatitis. When patients experience flares, this bacterium increases in abundance and becomes the dominant bacteria. By reducing Staphylococcus aureus burden, BX005 is designed to shift the skin microbiome composition to its “pre-flare” state to potentially result in clinical improvement.

•	Results from a Phase 2 proof-of-concept trial evaluating the safety and efficacy of BX005 in atopic dermatitis patients are expected in the first half of 2022.

Colorectal Cancer

•	BiomX is exploring phage-mediated delivery of therapeutic payloads for the treatment of colorectal cancer, such as immune-stimulating proteins, GM-CSF and IL-15, to target Fusobacterium nucleatum bacteria, which are present within a majority of colorectal tumors.

•	BiomX is on track to report results from preclinical in vivo studies evaluating the use of phage therapy for colorectal cancer in combination with checkpoint inhibitors in the second and third quarters of 2021.

First Quarter 2021 Financial Results

•	Cash balance and short-term deposits as of March 31, 2021, were $53.6 million, compared to $57.1 million as of December 31, 2020. The decrease was primarily due to net cash used in operating activities. Existing cash, cash equivalents and short-term deposits are expected to be sufficient to fund the Company’s current operating plan and capital expenditure requirements until at least mid-2022.

•	Research and development (R&D) expenses, net were $5.8 million for the three months ended March 31, 2021, compared to $3.5 million for the same period in 2020. The increase was primarily due to the growth in the number of employees, resulting in additional stock-based compensation, salaries and related expenses, and due to clinical activities and expenses related to conducting pre-clinical and clinical trials of our product candidates.

•	General and administrative expenses were $2.5 million for the three months ended March 31, 2021, compared to $2.1 million for the same period in 2020. The increase was primarily due to an increase in stock-based compensation, salaries and related expenses and an increase in expenses associated with operating as a public company, such as directors’ and officers’ insurance.

•	Net loss for the first quarter of 2021 was $8.4 million, compared to $5.9 million for the same period in 2020.

•	Net cash used in operating activities for the first quarter of 2021 was $6.4 million, compared to $6.9 million the same period in 2020.

Conference Call and Webcast Information

BiomX management will host a conference call and webcast today at 8:00 am ET to report financial results and business updates for the first quarter 2021 ended March 31, 2021. To participate in the conference, please dial 1- 877-407-0724 (U.S.), 1-809-406-247 (Israel), or 1-201-389-0898 (International). A live and archived webcast of the call will be available on the Investors section of the Company’s website at www.biomx.com.

About Phage Therapy

Bacteriophage, or phage, are viruses that target bacteria and are considered inert to mammalian cells. Phage are designed to target and kill specific bacterial species or strains without disrupting other bacteria or the healthy microbiota. BiomX’s phage-based product candidates derive from its proprietary BOLT (“BacteriOphage Lead to Treatment”) R&D platform that enables the company to rapidly develop, manufacture and formulate rationally-designed phage combinations (“cocktails”) of naturally-occurring or synthetic phage to target pathogenic bacteria. The phage cocktails contain multiple phage with complementary functions optimized through in vitro and in vivo testing.

About BiomX

BiomX is a clinical-stage microbiome company developing both natural and engineered phage cocktails designed to target and destroy bacteria that affect the appearance of skin, as well as target bacteria in the treatment of chronic diseases, such as inflammatory bowel disease, primary sclerosing cholangitis, cystic fibrosis, atopic dermatitis and colorectal cancer. BiomX discovers and validates proprietary bacterial targets and customizes phage compositions against these targets.

Additional information is available at www.biomx.com, the content of which does not form a part of this press release.

Safe Harbor

This press release contains express or implied “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. For example, when BiomX discusses potential markets opportunities, the capabilities of the BOLT platform, the design, aim, expected timing, and interim and final results of its preclinical and clinical trials and studies, the sufficiency of its existing cash, cash equivalents and short-term deposits, its pipeline and the potential of its product candidates, BiomX is making forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on BiomX management’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of BiomX control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, investors should not rely on any of these forward-looking statements and should review the risks and uncertainties described under the caption “Risk Factors” in BiomX’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2021 and additional disclosures BiomX makes in its filings with the “SEC, which are available on the SEC’s website at www.sec.gov. Forward-looking statements are made as of the date of this press release, and except as provided by law BiomX expressly disclaims any obligation or undertaking to update forward-looking statements.

BIOMX INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

USD in thousands, except share and per share data

	Three months ended March 31,
	2021	2020
Research and development expenses, net	5,794	3,529
Amortization of intangible assets	379	379
General and administrative expenses	2,497	2,058
Operating loss	8,670	5,966
Finance income, net	(271)	(65)

Loss before taxes	8,399	5,901
Tax expenses	3	-

Net loss	8,402	5,901

Basic and diluted loss per share of Common Stock	0.35	0.26
Weighted average number of shares of Common Stock outstanding, basic and diluted	23,944,573	22,897,723

BIOMX INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

USD in thousands

	As of March 31, 2021	As of December 31, 2020

Current assets
Cash and cash equivalents	39,411	36,477
Restricted cash	976	763
Short-term deposits	13,205	19,851
Other current assets	2,943	3,576
Total current assets	56,535	60,667
Property and equipment, net	3,531	2,228
Intangible assets, net	2,658	3,038
Operating lease right-of-use assets	4,338	4,430
Total non-current assets	10,527	9,696
	67,062	70,363

	As of March 31, 2021	As of December 31, 2020
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade account payables	2,685	2,320
Other account payables	4,350	3,978
Current portion of operating lease liabilities	763	863
Total current liabilities	7,798	7,161

Non-current liabilities
Operating lease liabilities, net of current portion	4,738	5,032
Contingent considerations	572	701
Total non-current liabilities	5,310	5,733

Stockholders’ equity
Preferred stock, $0.0001 par value; Authorized – 1,000,000 shares as of March 31, 2021 and December 31, 2020. No shares issued and outstanding as of March 31, 2021 and December 31, 2020	-	-
Common stock, $0.0001 par value; Authorized -60,000,000 shares as of March 31, 2021 and December 31, 2020. Issued - 24,247,040 shares as of March 31, 2021 and 23,270,337 shares as of December 31, 2020. Outstanding - 24,241,340 shares as of March 31, 2021 and 23,264,637 shares as of December 31, 2020.	2	2

Additional paid in capital	134,612	129,725
Accumulated deficit	(80,660)	(72,258)
Total stockholders’ equity	53,954	57,469
	67,062	70,363

Media:

Courtney Solberg, Solebury Trout

(917) 698-9253

csolberg@soleburytrout.com

Source: BiomX Inc.